EXHIBIT 3.1

150203

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160286589-97
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/27/2016 2:25 PM
	Entity Number C1556-2002

Amendment to Certificate of Designation Before Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

CloudCommerce, Inc.

2. The original class or series of stock set forth:

Series B Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

The second paragraph of the Certificate of Designation of the Corporation for the Series B Preferred Stock (the "Certificate of Designation") which designates 20,000 shares of the Corporation's Preferred Stock as Series B Preferred Stock shall be deleted in its entirety and replaced as set forth in the attached Certificate of Amendment.

The section of the Certificate of Designation titled "Section 1. Dividends" shall be deleted in its entirety and replaced as set forth in the attached Certificate of Amendment.

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Designation - Before
Revised: 1-5-15

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION

OF

CLOUDCOMMERCE, INC.

(Pursuant to NRS 78.1955)

On behalf of CloudCommerce, Inc., a Nevada corporation (the "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"):

1. The second paragraph of the Certificate of Designation of the Corporation for the Series B Preferred Stock which designates 20,000 shares of the Corporation's Preferred Stock as Series B Preferred Stock shall be deleted in its entirety and replaced with the following:

"This series of the Corporation's Preferred Stock shall be designated "Series B Preferred Stock". The number of shares constituting the Series B Preferred Stock shall be Twenty-Five Thousand (25,000) shares. The total face value of this entire series is Two Million Five Hundred Thousand Dollars ($2,500,000.00). Each share of Series B Preferred Stock shall have a stated face value of One Hundred Dollars ($100.00) ("Share Value"), and is convertible into shares of fully paid and non-assessable shares of common stock ("Common Stock") of the Corporation in accordance with Section 3 below. The Series B Preferred Stock shall have the rights, preferences and privileges set forth below:"

The section titled "Section 1. Dividends" shall be deleted in its entirely and replaced with the following:

"Section 1. Dividends. The holders of outstanding shares of the Series B Preferred Stock (the "Holders") shall be entitled to receive dividends pari passu with the holders of Common Stock, except upon a liquidation, dissolution and winding up of the Corporation, as provided below in Section 2 of this Certificate. Such dividends shall be paid equally to all outstanding shares of Series B Preferred Stock and Common Stock, on an as-if-converted basis with respect to the Series B Preferred Stock. The right to such dividend on the Series B Preferred Stock shall be cumulative. At the sole option of the Holder, dividends may be converted into Common Stock at the Conversion Price in accordance with Section 3 below. In the event that the Corporation declares a stock dividend, the number of dividend shares distributed to Holder shall not exceed the limits set forth in Section 3(c) below, Limitations of Conversions, and the remaining balance of dividend shares shall accrue on the books on the Corporation in favor of the Holders. The Holders may at any time request the distribution of accrued dividend shares, subject to the limitations of Section 3(c) below, by sending a written notice to the Corporation."

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Designation of the Series A Preferred Stock has been executed by a duly authorized officer of the Corporation on this 27th day of June, 2016.

CLOUDCOMMERCE, INC.

Title: President